Exhibit 10(c)

AMENDED AND RESTATED
ALLETE AND AFFILIATED COMPANIES
CHANGE IN CONTROL SEVERANCE PLAN
ALLETE’s Board of Directors has determined that it is in the best interest of ALLETE and its shareholders to foster the continued dedication and objectivity of certain key members of the Company's management notwithstanding the possibility or occurrence of an acquisition by another company or other change in control of the Company. Accordingly, ALLETE adopted the Change in Control Severance Plan effective as of February 13, 2008.
Effective January 19, 2011, the Board amended and restated the Change in Control Severance Pay Plan to eliminate the excise tax gross-up feature, to eliminate certain benefit continuation payments and to establish a modified severance payment cap.
Effective as of the “Effective Date,” the Board has adopted this Amended and Restated Change in Control Severance Pay Plan designed, among other changes, to establish additional participation levels, as provided herein.
Section 1.    Definitions. For purposes of the Plan, the following terms shall have the meanings indicated below:
“Act” means the Securities Exchange Act of 1934, as amended from time to time.
“Affiliate” means any entity directly or indirectly controlled by, controlling or under common control with, ALLETE.
“ALLETE” means ALLETE, Inc., a Minnesota Corporation.
“Base Salary” shall mean, as to any Participant, the highest amount a Participant is entitled to receive annually as base salary at any time during the Protection Period, without reduction for any pre-tax contributions to benefit plans.
“Benefit Continuation Payment” means the payment described in Section 2.1.2.
“Board” means the Board of Directors of ALLETE.
“Bonus Amount” shall mean, as to any Participant, an amount equal to the Participant's annual bonus which would have been payable under the Bonus Plan in which he or she participates (x) as of immediately prior to the Change in Control had he or she continued in employment until the end of the fiscal year of the Employer in which the Change in Control occurs and had bonuses been payable at "target" levels for such year or (y) if greater, as of the Termination Date had he or she continued in employment until the end of the fiscal year of the Employer in which the Termination Date occurs and had bonuses been payable at "target" levels for such year.
“Bonus Plan” shall mean an annual bonus plan, including, but not limited to, the ALLETE Executive Annual Incentive Plan, the U.S. Water Management Incentive Plan, and any similar or successor annual bonus plan, excluding plans intended to qualify under Section 401(a) of the Code.
“Cause” means:
(a)    the Participant’s willful and continued failure to perform the duties and responsibilities of his or her position (other than as a result of the Participant’s disability or anticipated failure after the Participant gives notice of Termination for Good Reason by the Participant) after there has been delivered to the Participant a written demand for performance which describes the basis for the belief

Exhibit 10(c)

that the Participant has not substantially performed his or her duties and after the Participant fails to take full corrective action within twenty (20) days of receipt of such notice; or
(b)    any material act of personal dishonesty taken by the Participant in connection with his or her responsibilities as an employee of the Company which is demonstrably and materially injurious to the Company; or
(c)    the Participant’s conviction of, or plea of nolo contendere to, a felony that the Company (or in the case of the Chief Executive Officer, the Board) reasonably believes has had or will have a material detrimental effect on the Company’s business or reputation.
“Change in Control” means the earliest of:
(a) the date any one Person, or more than one Person acting as a group (as the term “group” is used in Treasury Regulation section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of ALLETE that, together with stock previously held by the acquiror, constitutes more than fifty (50%) percent of the total fair market value or total voting power of ALLETE stock. If any one Person, or more than one Person acting as a group, is considered to own more than fifty (50%) percent of the total fair market value or total voting power of ALLETE stock, the acquisition of additional stock by the same Person or Persons acting as a group does not cause a Change in Control. An increase in the percentage of stock owned by any one Person, or Persons acting as a group, as a result of a transaction in which ALLETE acquires its stock in exchange for property, is treated as an acquisition of stock;
(b) the date any one Person, or more than one Person acting as a group (as the term “group” is used in Treasury Regulation section 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by that Person or Persons) ownership of a ALLETE stock possessing at least thirty (30%) percent of the total voting power of ALLETE stock;
(c) the date a majority of the members of the ALLETE board of directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors prior to the date of appointment or election; or
(d) the date any one Person, or more than one Person acting as a group (as the term “group” is used in Treasury Regulation section 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by that Person or Persons) assets from ALLETE that have a total gross fair market value equal to at least forty (40%) percent of the total gross fair market value of all ALLETE’s assets immediately prior to the acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the corporation’s assets, or the value of the assets being disposed of, without regard to any liabilities associated with these assets.
In determining whether a Change in Control occurs, the attribution rules of Code Section 318 apply to determine stock ownership. The stock underlying a vested option is treated as owned by the individual who holds the vested option, and the stock underlying an unvested option is not treated as owned by the individual who holds the unvested option.
“Change in Control Severance Payment” means the Severance Payment and Benefit Continuation Payment.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Committee” means the committee responsible for administering the Plan, as described in Section 5.
“Company” means ALLETE and its Affiliates and except for purposes of determining whether a Change in Control has occurred, shall include any successor in interest to its business or assets which assumes

Exhibit 10(c)

the obligations of the Plan as required in Section 6.1 or which becomes bound by the terms of the Plan by operation of law.
“Effective Date” means April 23, 2018.
“Good Reason” means the occurrence of any of the following without the Participant’s consent, which will permit the Participant to terminate employment within ninety (90) days after the end of the Cure Period (defined below):
(a)    a material diminution of the Participant’s authority, duties, or responsibilities relative to the authority, duties or responsibilities of the Participant prior to such reduction; or
(b)    a material diminution by the Company in the Participant’s total compensation, including base pay, aggregate incentive compensation opportunities (but excluding any reduction in incentive compensation awards as the result of the performance of the Participant or the Company) and aggregate benefits, as in effect immediately prior to such reduction; or
(c)    the relocation of the Participant to a location or facility more than fifty (50) miles from the Participant's location immediately prior to change; or
(d)    a material diminution by the Company of the authority, duties, or responsibilities of the supervisor to whom the Participant is required to report relative to the authority, duties or responsibilities of the supervisor prior to such reduction, including a requirement that the Participant report to a corporate officer or employee instead of reporting directly to the Board; or
(e)    a material diminution in the budget over which the Participant retains authority relative to the budget prior to such reduction; or
(f)    any other action or inaction that constitutes a material breach by the Company of an agreement under which a Participant provides services.
Notwithstanding the foregoing, the Participant may not resign for Good Reason without first providing the Employer with written notice (except in the case of ALLETE’s Chief Executive Officer who shall provide such notice to the Board) of the condition that could constitute a “Good Reason” event within ninety (90) days of the initial existence of the condition and then only if such condition has not been remedied by the Employer within thirty (30) days of such written notice (the “Cure Period”).
“Employer” shall mean, as applicable to any Participant, ALLETE or an Affiliate that employs the Participant.
“Involuntary Separation” means, with respect to a Participant, an involuntary termination of employment by the Employer without Cause, or a voluntary termination by the Participant with Good Reason.
“Participant” means an individual who the Committee has selected to participate in the Plan and who has received written notification of both the eligibility to participate and status as either a “Group A Participant,” a “Group B Participant,” a “Group C Participant,” or a “Group D Participant.”
“Person” means any individual, corporation (including any non-profit corporation), general, limited or limited liability partnership, limited liability company, joint venture, estate, trust, firm, association, organization or other entity or any governmental or quasi-governmental authority, organization, agency or body.
“Plan” means this Amended and Restated ALLETE and Affiliated Companies Change in Control Severance Plan.
“Protection Period” means the period beginning on the date that is six (6) months prior to a Change in Control and ending on the date that is twenty four (24) months after a Change in Control.

Exhibit 10(c)

“Severance Duration Multiplier” means with respect to any Group A Participant, 2.5; with respect to any Group B Participant, 2; with respect to any Group C Participant, 1.5; and with respect to any Group D Participant, 1.
“Severance Payment” means the payment described in Section 2.1.1.
“Termination Date” shall mean, with respect to a Participant, the date of the Participant’s Involuntary Separation.
Section 2.    Change in Control Severance Benefits.
2.1    Involuntary Separation in Connection with Change in Control. If a Participant has an Involuntary Separation on any date during the Protection Period, Participant will receive the following severance benefits from the Employer:
2.1.1    Severance Payment. Participant will receive a lump sum cash payment in an amount equal to the product of (a) the applicable Severance Duration Multiplier and (b) the sum of (i) the Participant’s Base Salary and (ii) the Participant’s Bonus Amount.
2.1.2    Benefit Continuation Payment. Participant will receive an additional lump sum cash payment in an amount equal to the applicable Severance Duration Multiplier times the sum of: (i) the annual premium for medical and dental benefits in effect on the Termination Date as determined for individuals who are entitled to elect continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); (ii) the annual premium the Employer would have paid to maintain core life insurance on behalf of the Participant had the Participant remained an employee of the Employer; and (iii) an amount the Employer would have allocated to the Participant annually under the ALLETE and Affiliated Companies Flexible Compensation Plan, determined with reference to the Participant’s Base Salary.
Participants will be responsible for electing benefit continuation coverage, if such coverage is desired, pursuant to COBRA, within the time period prescribed pursuant to COBRA, and for paying all COBRA premiums for any continuation coverage so elected.
2.1.3    Outplacement Services. The Company will pay up to an aggregate of $25,000 for outplacement services obtained by Participant on or before the end of the second year following the year including the Termination Date, provided that the services commence not later than three (3) months following the later of the Change in Control or the Termination Date, and all amounts must be paid by the end of the third year following the year including the Termination Date. Outplacement services will be provided only in kind; the Company will pay the outplacement service provider(s) directly for services rendered to the Participant in accordance with this Section. No cash will be paid in lieu of outplacement services, nor will cash compensation to the Participant be increased if the Participant declines or does not use outplacement services.
2.2    Timing of Severance Payments. Subject to Sections 2.5 and 3.1, the Company will pay any Change in Control Severance Payment to which a Participant is entitled within 30 days after the later of the Termination Date or the effective date of the Separation Agreement and Release, but in no event more than seventy-four (74) calendar days after the later of the date of the Change of Control or the Termination Date.
2.3    Voluntary Resignation; Termination for Cause. If Participant’s employment with the Company terminates for any reason other than Involuntary Separation, Participant will not receive any payments under this Plan.
2.4    Coordination with other Payments.     The payments and benefits under this Plan to a Participant are intended to constitute the exclusive payments in the nature of severance or termination pay that shall be due to a Participant upon termination of his or her employment without Cause or for Good Reason in connection with a Change in Control and shall be in lieu of any such other payments under any agreement, plan, practice or policy of the Company, except as otherwise expressly provided in a written agreement between the

Exhibit 10(c)

Company and the Participant that such severance payments or benefits are to be paid in addition to any payment or benefit described herein. Accordingly, if a Participant is a party to an employment, severance, termination, salary continuation or other similar agreement with the Company or any of its Affiliates, or is a participant in any other severance plan, practice or policy of the Company or any of its Affiliates that does not expressly provide that such severance payments or benefits are to be paid in addition to any payment or benefit described herein, the severance pay to which the Participant is entitled under this Plan shall be reduced (but not below zero) by the amount of severance pay to which he or she is entitled under such other agreement, plan, practice or policy; provided that the reduction set forth in this sentence shall not apply as to any other such agreement, plan, practice or policy that contains a reduction provision substantially similar to this Section 2.4 so long as the reduction provision of such other agreement, plan, practice or policy is applied.
2.5    Code Section 409A. To the extent that any payment under this Plan is deemed to be deferred compensation subject to the requirements of Section 409A of the Code, or any final regulations or guidance promulgated thereunder (“Section 409A”), the plan will be operated in compliance with Section 409A with respect to the subject payment. Notwithstanding anything in this Plan to the contrary, if Participant is a Specified Employee, the payment of any amount under this Plan that is Nonqualified Deferred Compensation, and that becomes payable on account of a Separation from Service, will be delayed and paid in a lump sum, with interest from the date on which it would otherwise have been paid in accordance with Section 2.2 at the short-term applicable federal rate, on the first date on which any such amount may be paid without triggering a tax under Section 409A, but in no event before the date that is six (6) months and one (1) day following the Participant’s Separation from Service. The Plan is intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company may amend or modify the plan, at any time, to comply with Section 409A. The terms “Specified Employee,” “Nonqualified Deferred Compensation,” and “Separation from Service” shall have the meaning provided by Section 409A and the applicable Treasury Regulations.
Section 3.    Conditions to Receipt of Benefits; No Mitigation.
3.1    Separation Agreement and Release of Claims. No Change in Control Severance Payment shall be provided to a Participant unless, within sixty (60) days following the later of the Change in Control or Participant’s Termination Date, the Participant delivers to the Company a Separation Agreement and Release, that has been properly executed on or after the Participant’s Termination Date and has become irrevocable as provided therein. The initial form of the Separation Agreement and Release, including non-solicitation, non-competition and non-disparagement provisions, is attached to this Plan as Appendix A. Prior to the occurrence of a Change in Control, the Company may revise the Separation Agreement and Release. The Company may in any event modify the Separation Agreement and Release to conform it to the laws of the local jurisdiction applicable to a Participant or a change in applicable federal law so long as such modification does not increase the obligations of the Participant thereunder.
3.2    No Duty to Mitigate. Participant will not be required to mitigate the amount of any payment or benefit contemplated by this Plan, nor will any earnings that Participant may receive from any other source reduce any such payment or benefits.
Section 4.    Limitation on Payments.
If it is determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Participant, whether paid or payable pursuant to this Plan or otherwise (a “Payment”) would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the aggregate present value of the Payments under the Plan shall be reduced (but not below zero) to the Reduced Amount (defined below), provided that the Payments shall be reduced only if the Accounting Firm (described below) determines that the reduction will provide the Executive with a greater net after-tax benefit than would no reduction. The “Reduced Amount” shall be an amount expressed

Exhibit 10(c)

in the present value which maximizes the aggregate present value of Payments under this Plan without causing any Payment under this Plan to be subject to the excise tax imposed under Code Section 4999, determined in accordance with Code Section 280G(d)(4). Payments under this Plan shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to the Participant. Any such reduction shall be implemented in a manner consistent with the requirements of Code Section 409A, and if more than one payment has the same value for this purpose and they are payable at different times, they will be reduced on a pro rata basis. The determination of whether any Payments constitute an “excess parachute payment” within the meaning of Code Section 280G and, if so, the amount to be delivered to the Participant pursuant to this Section of the Plan shall be determined by an independent accounting firm (the “Accounting Firm”) selected by the Participant and the Company. The Accounting Firm shall be a nationally recognized United States public accounting firm. If the Participant and the Company cannot agree on the Accounting Firm, the Participant and the Company shall each designate one (1) accounting firm and those two firms shall jointly select the accounting firm to serve as the Accounting Firm. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Participant.

Section 5.    Plan Administration.
5.1    The Plan shall be interpreted, administered and operated by the Executive Compensation Committee of the Board (“Committee”). Subject to the express terms of the Plan, the Committee shall have complete authority, in its sole discretion, to determine who shall be a Participant, to interpret the Plan, to prescribe, amend and rescind rules relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. Notwithstanding the foregoing, the Committee may delegate any of its duties hereunder to such Person or Persons from time to time as it may designate.
5.2    All expenses and liabilities that members of the Committee incur in connection with the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants, appraisers, brokers, or other Persons, and the Committee, the Company and the Company's officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such Persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, and all members of the Committee shall be fully protected by the Company in respect of any such action, determination or interpretation.
Section 6.    Successors.

6.1    The Company’s Successors. This Plan shall bind any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the obligations of the Company and each Employer under this Plan, in the same manner and to the same extent that the Company and each Employer would be required to perform if no such succession had taken place.
6.2    Participant’s Successors. All rights of the Participant under this Plan will inure to the benefit of, and be enforceable by, the Participant's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees or other beneficiaries. If a Participant dies while any amount is payable to such Participant hereunder (other than amounts which, by their terms, terminate upon the death of the Participant) if such Participant had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of such Participant's estate.

Exhibit 10(c)

Section 7.    Notices.
7.1    General. Notices and all other communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested and postage prepaid. In the case of a Participant, mailed notices will be sent to his or her home address most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its Vice President, Human Resources.
7.2    Notice of Termination. Any termination of a Participant’s employment by the Company for Cause or by a Participant for Good Reason will be communicated by a notice of termination to the other party given in accordance with Section 7.1 of the Plan.
Section 8.    Miscellaneous.
8.1    No Waiver. No waiver by the Company or any Participant, as the case may be, at any time of any lack of compliance with any condition or provision of this Plan to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same, or at any prior or subsequent time. All other plans, policies and arrangements of the Company in which the Participant participates during the term of this Plan shall be interpreted so as to avoid the duplication of benefits paid hereunder.
8.2    No Right to Employment. Nothing contained in this Plan or any documents relating to the Plan shall: (a) confer on a Participant any right to continue in the employ of the Company or a subsidiary, (b)    constitute any contract or agreement of employment, or (c) interfere in any way with the right of the Company to terminate the Participant's employment at any time, with or without Cause.
8.3    Legal Fees and Expenses. If a Participant commences a legal action to enforce any of the obligations of the Company under this Plan and Participant prevails on the merits of the substantive issues in dispute in such proceeding, the Company shall pay the Participant the amount necessary to reimburse the Participant in full for all actual reasonable expenses (including reasonable attorneys' fees and legal expenses) incurred by the Participant with respect to such action.

8.4    Plan Termination; Amendment of Plan. Prior to a Change in Control, the Plan may be amended or modified in any respect, and may be terminated, in any such case by resolution adopted by the Executive Compensation Committee of the Board; provided, however, that no such amendment, modification or termination that would adversely affect the benefits or protections hereunder of any individual who is a Participant as of the date such amendment, modification or termination is adopted shall be effective as it relates to such individual unless no Change in Control occurs within one year after such adoption, any such attempted amendment, modification or termination adopted within one year prior to a Change in Control being null and void ab initio as it relates to all such individuals who were Participants prior to such adoption (it being understood, however, that the hiring, termination of employment, promotion or demotion of any employee of the Company prior to a Change in Control shall not be construed to be an amendment, modification or termination of the Plan); provided, further, however, that the Plan may not be amended, modified or terminated, (i) at the request of a third party who has indicated an intention or taken steps to effect a Change in Control and who effectuates a Change in Control or (ii) otherwise in connection with, or in anticipation of, a Change in Control which actually occurs, any such attempted amendment, modification or termination being null and void ab initio. Any action taken to amend, modify or terminate the Plan which is taken after the execution of an agreement providing for a transaction or transactions which, if consummated, would constitute a Change in Control shall conclusively be presumed to have been taken in connection with a Change in Control. From and after the occurrence of a Change in Control, the Plan may not be amended or modified in any manner that would in any way adversely affect the benefits or protections provided hereunder to any individual who is a Participant in the Plan on the date the Change in Control occurs. From and after the occurrence of a Change in Control, except to the extent specifically permitted by the last sentence

Exhibit 10(c)

of Section 3.1, the revision of the Separation Agreement and Release, attached hereto as Appendix A, shall be deemed to be a modification of the Plan for purposes of this Section 8.4. If a Change in Control occurs, this Plan shall continue in full force and effect and shall not terminate or expire until after all Participants who have become entitled to Change in Control Severance Payments hereunder shall have received such payments in full.
8.5    Benefits not Assignable. Except as otherwise provided herein or by law, no right or interest of a Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of a Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant. When a payment is due pursuant this Plan to a Participant who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.
8.6    Tax Withholding. All amounts payable hereunder shall be subject to withholding of applicable federal, state and local taxes.
8.7    Minnesota Law. This Plan will be construed and interpreted, and the rights of the Company and Participants will be determined in accordance with, the laws of the State of Minnesota (without regard to the conflicts of laws principles thereof), to the extent not preempted by federal law, which shall otherwise control.
8.8    Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect. If this Plan shall for any reason be or become unenforceable by either party, this Plan shall thereupon terminate and become unenforceable by the other party as well.

Exhibit 10(c)

Now, therefore, ALLETE has adopted this Amended and Restated Change in Control Severance Plan effective as of the Effective Date.
ALLETE, Inc.
By ____________________________________
Its _____________________________________

Attest:
By ___________________________________
Its ___________________________________

Exhibit 10(c)

Appendix A

Form of
SEPARATION AGREEMENT AND RELEASE

WHEREAS << [Insert:] Full Name >> (“Executive”) is a Participant in the Amended and Restated ALLETE and Affiliated Companies Change in Control Severance Plan (“the Plan”), and whereas Executive’s employment with <<[Select:] ALLETE, Inc. or applicable Affiliate >> (together with all affiliates of ALLETE, Inc., the “Company”) terminated effective <<[Insert] Termination Date>> (“<<”[Select] Termination Date” or “Retirement Date”>>)under circumstances that make Executive eligible to receive certain compensation and other benefits under the Plan, and whereas Executive enters into this Separation Agreement and Release (“Agreement”) of << [Select:] his or her>> own free will and deed; therefore, as of the date written below the Company and Executive agree as follows:

1. Separation Benefit. Executive will receive from the Company the payment and other benefits provided by the Plan and delivered in accordance with the Plan provided that this Agreement becomes effective and Executive has not rescinded the Agreement within the Reconsideration Period (defined below).

2.    Non-Solicitation. From the <<[Select:]Termination Date” or “Retirement Date>> and for a period continuing through the date that twenty four (24) months following the later of the <<[Select:] Termination Date” or “Retirement Date>> or a Change in Control (as defined in the Plan) Executive will not solicit, or assist any Person (as defined in the Plan) in the solicitation of, any director, officer or employee of the Company for employment other than with the Company, or otherwise interfere with or disrupt any employment relationship (contractual or otherwise) of the Company.

3.    Non-Competition. For a period of twelve (12) months following the later of the <<[Select:] Termination Date” or “Retirement Date>> or a Change in Control (as defined in the Plan) Executive will not, without the written express consent of the Company, directly or indirectly, alone or as a partner, owner, officer, director, employee, or consultant of any other firm, business or entity, engage in any activity in competition with the Company. This prohibition will apply only to activities in which the Company is engaged at any time during the Executive’s employment with the Company and only with respect to those geographic regions in which the Company is engaged in such business activities or reasonably anticipates engaging in such business activities. <<[Provide specific areas or examples as appropriate]>>. Notwithstanding the foregoing, nothing herein shall prohibit Executive from owning stock of any corporation, if such stock is traded on a recognized national securities exchange.
4.    Nondisparagement. For a period of twelve (12) months following the later of the <<[Select:] Termination Date” or “Retirement Date>> or a Change in Control (as defined in the Plan) Executive will not, directly or indirectly, knowingly and materially disparage, criticize, or otherwise make derogatory statements regarding the Company or any aspect of management policies, operations, practices, or personnel of the Company. Notwithstanding the foregoing, nothing contained herein will be deemed to restrict the Participant from providing information to any governmental or regulatory agency (or in any way limit the content of such information) to the extent the Participant is required to provide such information pursuant to applicable law or regulation; nor will the foregoing restrict the Participant from enforcing his or her rights under this Agreement or the Plan. The Company promises that its officers will not disparage Executive, and will do nothing intentionally calculated to harm the Executive’s reputation.

5. Non Disclosure. Executive agrees to keep confidential all information and trade secrets to which Executive has had access during and in the course of Executive’s employment by the Company, (whether written, prepared or made by him or others), including but not limited to the terms of this Agreement, the

Exhibit 10(c)

business practices, strategies, and opportunities of the Company, and any other non-public information relating to the Company’s business. Notwithstanding the foregoing, Executive may reveal the existence of this Agreement, its terms and conditions, and the facts and circumstances leading up to this Agreement with Executive’s spouse, attorneys, accountants, tax consultants, and to state and federal tax authorities or as may be required by law.

6.    Waiver and Release. Except with respect to Executive’s rights under this Agreement and the Plan, Executive on behalf of himself and his heirs, executors, administrators, representatives, successors and assigns, agrees to release and forever discharge ALLETE, Inc., and its affiliates, subsidiaries, predecessors, successors, related entities, insurers and the current and former officers, directors, shareholders, employees, attorneys, agents and trustees or administrators of any benefit plan of each of the foregoing (any and all of which are referred to as “Released Parties”) of and from any claim for future employment, and of and from any claims, rights, or causes of action or other demands whatsoever, which Executive, or Executive’s heirs, executors, administrators, successors, or assigns may now have or hereafter can, shall or may have for, upon, or by any reason of any matter, cause or thing, whatsoever, which has happened, developed or occurred on or before the date of this Waiver and Release, arising out of Executive’s employment with or termination of employment from the Company, including, but not limited to claims for wrongful termination, discrimination, retaliation, invasion of privacy, defamation, slander, fraud, intentional infliction of emotional distress as well as claims arising out of any federal, state or local discrimination, civil rights or labor laws, rules or regulations, contract, tort, or common law as it relates to the employment relationship between Executive and the Company, including, without limitation, claims arising under: the Age Discrimination and Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Equal Pay Act of 1963; The Fair Labor Standards Act, the National Labor Relations Act, as amended; the Americans with Disabilities Act, as amended; the Americans with Disabilities Amendment Act; the Family Medical Leave Act; the Employee Retirement Income Security Act (but only as to claims arising thereunder prior to the date hereof); and the Minnesota Human Rights Act. Executive understands that the claims that Executive is releasing include but are not limited to any claim that the Company in any way discriminated against Executive on account of race, color, religious creed, sex, marital status, familial status, sexual orientation, age, national origin, ancestry, alienage, veteran status, and disability, as well as any claim that the Company wrongfully terminated my employment or breached any express or implied employment contract. Executive understands and agrees that, with respect to any individual Released Party, Executive is releasing such Released Party in his or her individual capacity as well as his or her official capacity.

7.    Specific Limitations on Waiver and Release. The foregoing Waiver and Release shall not release any claims that cannot be waived or released as a matter of law. Therefore, Executive does not waive or release the right:

a)
to file an employment-related charge or complaint with any federal, state, or local government agency with authority over employment-related matters (examples of such government agencies include the United States Department of Labor, the federal Equal Employment Opportunity Commission, and the Minnesota Department of Human Rights, etc.); provided, however, if Executive does file a charge or complaint with a government agency, or if someone else files on Executive’s behalf or for Executive’s benefit, and if it would otherwise be covered by the Waiver ad Release, Executive waives and releases all individual rights, remedies, claims, and causes of action, known and unknown, contingent or absolute, Executive might have against the Company to receive any damages, attorneys’ fees, costs, disbursements, and other monetary and personal relief; also, if the charge or complaint is followed by a lawsuit brought by Executive or by someone else on Executive’s behalf, Executive waives and releases

Exhibit 10(c)

all individual rights, remedies, claims, and causes of action, known and unknown, contingent or absolute, Executive might have against the Company to receive any damages, attorneys’ fees, costs, disbursements, and other monetary and personal relief in the lawsuit;

b)	to testify, assist, or otherwise participate in any investigation, hearing, or other proceeding conducted by any government agency;

c)
to bring claims under the Minnesota Workers’ Compensation Act, as amended, pertaining to workers’ compensation benefits; except, however, Executive waives the right to bring claims under Minn. Stat. § 176.82; or

d)
to challenge in court the validity of Executive’s waiver and release under the Age Discrimination in Employment Act of 1967, as amended; however, Executive has no reason to believe that the above Waiver and Release under that Act is invalid or unenforceable, it being in the best interests of the parties that such wavier and release is valid and enforceable.

8.    Acknowledgments. Executive specifically acknowledge, understand and agree as follows:

a)
Executive’s election to sign this Agreement is wholly voluntary, made of Executive’s own free will, free from coercion by the Company or any of its officers or employees and with full knowledge that it is intended, to the maximum extent permitted by law, as a complete and final release and waiver of any and all claims;

b)	Executive will receive from the Company consideration, meaning something of value beyond that which Executive was already entitled to receive prior to signing this Agreement;

c)	Executive has been advised by the Company in writing (and given the opportunity) to consult with an attorney before signing this Agreement;

d)
Executive has made these decisions only after Executive has had the opportunity to carefully consider the benefits available and the ramifications of the Waiver and Release and Executive has not relied on any explanations, statements or promises made by the Company or its agents or attorneys other than as set forth in this Agreement.

e)	Executive has also been advised by the Company (and given the opportunity) to discuss this Release with family and other advisors, as Executive deems appropriate;

f)
Executive has been given a period of at least <<[Select:] twenty-one (21) or forty-five (45)>> calendar days from the day that Executive received this Agreement, not counting the day on which Executive received it, to consider whether Executive wished to participate and to sign this Agreement. If Executive signs this Agreement before the end of the <<[Select:] 21-day or 45-day>> period, it will be Executive’s voluntary decision to do so because Executive decided that additional time was not not to decide whether to sign this Agreement; and

g)
Executive may revoke this Agreement and rescind the Waiver and Release of claims within fifteen (15) days of the date of this Agreement, (the “Reconsideration Period”) Executive understands this Agreement does not become effective until the 15-day period lapses without such revocation by Executive, and that no payment under the Plan will be made to Executive unless and until this Agreement is effective.

Exhibit 10(c)

9. Severability. Should any provision of this agreement be held invalid or illegal, such illegality shall not invalidate the whole of this agreement, but, rather, the agreement shall be construed as if it did not contain the illegal part, and the rights and obligations of the parties shall be construed and enforced accordingly.

10. Voluntary Agreement. This Agreement is entered into on a completely voluntary basis by both Executive and Minnesota Power, and represents the complete agreement between the parties, superseding any previous agreements.

Exhibit 10(c)

_______________________        ____________________________________________
Date                    Executive’s Signature (Notarized)

Subscribed to before me this
_____day of ___________, 201___.

Notary Public

ALLETE, Inc. << or applicable affiliate employer>>

By: ______________________________________

Title: ____________________________________